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Group Personal Account Dealing Policy

Group Policy Document

26 July 2016

Contents

1 About this Document	4
1.1 Purpose	4
1.2 Policy Owner and document approval	4
1.3 Disclaimer	4
2 Scope	5
3 Governing Principles	5
4 Summary of Requirements	6
5 Exemptions and Derogations	7
5.1 Dividend Reinvestment Plans	7
5.2 Discretionary Managed Accounts	7
5.3 Regular Savings Plans	7
5.4 Derogations	7
6 Non-Compliance	8
APPENDIX 1 Personal Account Dealing Rules	9
1 Application	9
2 Pre-Clearance Requirements – All Staff	9
2.1 Staff Risk Levels	9
2.2 Use of ‘My Compliance’ system	9
2.3 Pre-clearance for Financial Instruments other than Schroders plc shares and Schroder Investment Trusts	9
2.4 Schroders plc	10
2.5 Schroders Closed Ended Funds	10
2.6 Schroders Open Ended Funds	10
2.7 Non-Schroder Open Ended funds	10
3 Dealing Restrictions – All Staff	10
3.1 Stop List	10
3.2 Dealing in Schroders plc shares	10
3.3 Where the Group holds more than 10 per cent.	10
3.4 Minimum Holding Period	11
3.5 Pending Client Orders	11
3.6 Remuneration Awards - Hedging	11
3.7 Clearance period and lapsed approvals	12

4 Additional restrictions for Higher Risk Staff	12
4.1 Pending Client Orders	12
4.2 Proximity to Client Trades	12
4.3 Trades in own Investment Universe	12
4.4 Trades in own managed funds	12
4.5 Access Persons	13
5 Post Trade Reporting	14
5.1 Reporting to Compliance	14
5.2 Reporting of PA Dealing to Management	14
6 Permissible Investments	15
7 Applicable Accounts	18
8 Local PA Dealing Rules	19
APPENDIX 2 Personal Account Dealing Rules in relation to Schroders Shares	20
1 Application	20
2 Prohibited Periods	20
3 Transactions	21
4 Unrestricted Actions	22
5 Persons Closely Associated (‘PCAs’) and Investment Managers	22
6 Notification of Transactions	23
7 What this means in practice	23
Schedule 1	25
Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs	26

1	About this Document
1.1	Purpose

This policy sets out Schroders’ principles governing personal account (‘PA’) dealing in financial instruments, including Schroders plc shares. It reinforces the Group’s high standards of integrity, and provides a framework for Staff to comply with regulations on the prevention of market abuse and appropriately to avoid or manage conflicts of interest, in relation to personal investment activities. The policy (‘PA Dealing Policy’ or ‘Policy’) is supported by rules and procedures (‘PA Dealing Rules’), which are attached at Appendix 1 and 2 to the Policy. The PA Dealing rules are modified in some countries as explained under ‘Scope’ below. Specific rules in relation to Schroders plc shares are attached at Appendix 2, which apply to all Staff globally including non-executive Directors of Schroders Group companies.

1.2	Policy Owner and document approval

The Policy is owned by Jonathan Jesty, Global Head of Compliance. If you have any queries or comments regarding the information contained in the document, please contact Jonathan Jesty using the contact details below:

Function:	Global Head of Compliance
Department:	Compliance
Telephone:	+44 (0) 20 7658 7983
Email:	Jonathan.Jesty@schroders.com

1.3	Disclaimer

Important information

This document has been prepared for internal use only. It is subject to change and revision from time to time. This document and its contents are confidential and should not be passed onto third parties, such as clients or prospective clients of Schroders, or communicated externally or published in any way whatsoever without the consent of the Group Head of Risk. A summary of this document may be available for use externally through the RFP Team.

2	Scope

This Policy is applicable to the Group’s employees, contractors (as far as required by HR Contractor procedures) and the long term in-house Staff of outsourced service providers (herein known as “Staff”) and ‘Persons Closely Associated (“PCAs”) with Staff

PCAs are:

•	spouses, partners, minors and other dependent children/ stepchildren
•	a relative who has shared the same household for the previous year (or more)
•	anyone the Staff member advises, exerts influence over, or for whose account the Staff member effects or instructs trades
•	any other person, corporate body, trust or partnership in whose trades the Staff member or their PCA has a material direct or indirect interest or has direct or indirect control. This may include other family members, for example, or trusts of which a member of Staff or their PCA is a beneficiary and/or a trustee or an adviser.

The PA Dealing Rules set out in Appendix 1 also apply to all Staff globally, except in countries which have issued their own PA Dealing Rules, as set out in Section 8 of the PA Dealing Rules.

This Policy and the PA Dealing Rules do not apply to trades entered into by PCAs as part of the remuneration schemes of their own employment.

The PA Dealing Rules in relation to Schroders shares apply to all Staff globally and to non-executive Directors of Schroders Group companies as described in Appendix 2.

3	Governing Principles

As the Group’s business involves research and investment on behalf of clients, conflicts of interest and exposure to confidential or price sensitive information can often arise or be perceived to arise. These can present significant regulatory and reputational risks both for individual Staff and for the Group when Staff make personal account transactions in instruments in respect of which the Group has confidential information, is currently dealing or which it is holding for its clients. Circumstances can be ambiguous and regulators’ sanctions and publicity for PA transactions that are found not to comply with statutory or regulatory requirements or the Group’s policy can be severe and very damaging.

Staff must comply with the PA Dealing Rules applicable to them summarised below. In addition, Staff must not enter into personal transactions that could amount to market abuse, criminal activity, a material conflict of interest that is not mitigated or a breach of fiduciary duty.

This includes transactions which (not limited to):

•	are based on inside information;
•	involve the misuse or improper disclosure of confidential information; or
•	conflict with, or are likely to conflict with, an obligation of Schroders to a client, including the fundamental duty to act in the best interests of clients.

For further information on market abuse risks, please refer to the Global Market Abuse Policy.

PA dealing activities must not detract (or be seen to detract) from an individual’s responsibilities to Schroders’ clients. Accordingly, all Staff must ensure when undertaking personal transactions for themselves or their PCAs, or when advising or influencing any PCAs of theirs that they do not:

•	deal on confidential information, or advise, encourage or influence anyone else to do so;
•	utilise knowledge of client trading for their own or another’s benefit;
•	undertake transactions that would conflict with any of Schroders’ obligations to its clients;
•	participate in excessively active trading, which may interfere or be seen to interfere with the ability to commit to employment responsibilities and may also substantially increase the risks (both regulatory and reputational) to the employee, or the Group;
•	make trades that expose them to material open-ended liabilities. This includes short selling, CFD investing, spread betting and leveraged account management without putting an appropriate stop-loss mechanism in place.

Staff are reminded that inside, confidential or price-sensitive information obtained as a consequence of their employment with Schroders is to be kept confidential at all times and only disclosed during the proper course of the exercise of their employment duties.

These principles also apply to Staff joining or leaving Schroders with regard to any knowledge of confidential information, they may have acquired prior to joining Schroders or during their time with Schroders.

4	Summary of Requirements

Staff and their PCAs must comply with the PA Dealing Policy and the supporting PA Dealing Rules relevant to them in relation to purchases and sales of securities and certain other investment transactions as specified in the PA Dealing Rules relevant to them (for example, for the UK, as set out in the table in Section 6 of those Rules). Those Rules explain whether the proposed transaction is permissible, if it requires pre-clearance or post-trade reporting or both. Dealing in some financial instruments is prohibited.

Pre-clearance is required for most purchases and sales and is always required for dealings in Schroders plc shares. Reasons why clearance may not be given include:

•	The instrument is on the Stop List
•	There is recent, current or planned client trading in the instrument
•	The Group holds more than 10 per cent. of the capital of the stock for clients and/or itself
•	The instrument has not been held for the minimum holding period
•	For Schroders plc shares, the Group is in a Closed or Restricted Period.

Most purchases and sales require post trade reporting (for example, for the UK, as set out in Sections 5 and 6 of the PA Dealing Rules).

All securities and other investments for which pre-clearance or post trade reporting is required must be held for a minimum of 60 days (or one year in the case of Schroders plc shares acquired other than through remuneration awards). Short term trading is discouraged in all instruments.

Hedging of unvested remuneration awards that reflect deferred compensation in shares or funds under the Group’s Equity Compensation Plan, Equity Incentive Plan or Long-Term Incentive Plan is prohibited (excluding currency hedging, which is permitted).

All Staff must:

•	review and understand the provisions of this Policy and, if they wish to undertake personal account investment transactions, the applicable PA Dealing Rules
•	obtain any pre-clearance required under the PA Dealing Rules through the automated system (‘My Compliance’) before under-taking any transactions
•	provide to persons involved in the PA Dealing process all relevant requested information on a timely basis
•	report immediately to Compliance any breach or suspected breach of the PA Dealing Policy or applicable PA Dealing Rules as soon as the Staff member becomes aware of such circumstance.

If in doubt, speak to Compliance.

5	Exemptions and Derogations
5.1	Dividend Reinvestment Plans

This Policy does not apply todividend reinvestment plans (other than in relation to Schroders plc – see Appendix 2), scrip issues, scrip dividends, tender offers, taking up rights issues (although permission is required to sell rights) and other corporate actions that do not involve discretion at the time of the transaction

5.2	Discretionary Managed Accounts

Arrangements under which full discretion is formally delegated by a member of Staff or their PCAs to a third party investment manager must be declared in My Compliance. Transactions by the discretionary investment manager are not subject to the dealing restrictions of this Policy other than in relation to Schroders plc shares – see Appendix 2 Section 5 for further details.

5.3	Regular Savings Plans

When setting up a regular savings plan, the first transaction must be pre-cleared/reported in My Compliance as per the requirements listed in Section 6 of Appendix 1. Subsequent transactions do not require pre-clearance. Reporting of subsequent transactions is required for Directors of Schroders Plc and their PCAsin relation to Schroders plc shares (see Section 6 in Appendix 2 ) and for Access Persons in their Quarterly and Annual transactions / holdings reporting (see Section 4.5 in Appendix 1). Changes to a regular savings plan must be notifiedto Compliance)who may also periodically request confirmation that the plan has not changed.

5.4	Derogations

Staff may request a derogation if the PCA manages their financial affairs wholly independently of, and without any knowledge or influence of, the member of Staff. Compliance will assess individual circumstances, including, if applicable, the compliance process the PCA is subject to in their own employment, and the appropriate certification of independence of the management of their financial affairs.

Staff should discuss other requests for derogations with their Head of Compliance. The Global Head of Compliance will document any derogation that Compliance agrees to give. Such derogations can be ongoing or limited to specific transactions – but are only likely to be granted in exceptional circumstances.

Any derogation request in respect of Schroders plc shares should be discussed with Corporate Secretariat.

6	Non-Compliance

Staff and their PCAs should regularly review their own trading to ensure that they have acted in compliance with the provision of this Policy. To the extent that a member of Staff determines that they or a PCA of theirs has executed a transaction not in compliance with this Policy, they have an obligation to report the violation to the relevant Head of Compliance.

Personal trades are subject to post-trade monitoring, irrespective of value and Staff risk level, which could result in retrospective action being taken, if there is evidence of non-compliance with the governing principles of this Policy, even if the request was approved in the ‘My Compliance’ system.

Depending on the circumstances, non-compliance with the Policy and/or the PA Dealing Rules may be treated as a serious disciplinary matter and may potentially result in a breach of an individual’s legal obligations.

In the event that any Staff or their PCA are found to have breached the Policy and/or the PA Dealing Rules, including the governing principles, Schroders reserves the right to:

•	insist that the member of Staff or PCA closes out the position at their own cost
•	pay any profits to charity
•	escalate to management, for consideration as part of supervision and compensation discussions
•	take further sanctions, up to and including dismissal of Staff and/or the reporting of the situation to the relevant regulatory body.

APPENDIX 1
Personal Account Dealing Rules

1	Application

The PA Dealing Rules apply to all Staff and their PCAs to whom the Policy applies, as defined in that policy, in the UK and globally, except in countries which have issued their own PA Dealing Rules, as set out in Section 8. Guidance on the account types to which these Rules are applicable is set out in Section 7.

If you have been advised by Compliance that you are an ‘Access Person’ associated with our SEC regulated entities (currently SIMNA Ltd and our SEC regulated US based entities) and so subject to the US Code of Ethics policy, additional reporting requirements will apply as set out in Section 4.5 below.

2	Pre-Clearance Requirements – All Staff
2.1	Staff Risk Levels

Staff are divided into two categories for the purposes of the PA Dealing Rules based on the potential risk associated with their roles. Some Staff are more likely to have access to non-public price sensitive information and/or to client trading information and/or may undertake roles that may be more likely to create an actual or perceived conflict of interest.

More restrictive rules are applied to the following Staff (‘Higher Risk Staff’):

•	GMC members
•	Investment Staff
•	Compliance Staff
•	Investment Risk Staff
•	All other ‘Access Persons’ associated with our SEC regulated entities.

If you are a Higher Risk Staff member, additional restrictions apply as set out in Section 4.

2.2	Use of ‘My Compliance’ system

All Staff are required to obtain pre-clearance through ‘My Compliance’, except where agreed otherwise with the local Head of Compliance.

My Compliance will process all trade requests and provide staff with a decision. My Compliance will not normally, and Compliance reserve the right not to, give the reason for any denial of clearance, as providing an explanation could reveal confidential or price sensitive information.

2.3	Pre-clearance for Financial Instruments other than Schroders plc shares and Schroder Investment Trusts

Pre-clearance must be obtained from Compliance through My Compliance for all transactions, irrespective of size, in securities and other instruments for which pre-approval is required as set out in the table in Section 6.

Any limit on the order or stop-loss arrangement must be notified to Compliance via My Compliance at the time of requesting trade approval.

2.4	Schroders plc

For all transactions in Schroders plc shares, irrespective of size, pre-clearance is required from Corporate Secretariat through My Compliance in accordance with the PA Dealing Rules in relation to Schroders shares (see Appendix 2).

For Directors of Schroders plc or other cases requiring special clearance, the request will be routed to the Company Secretary to obtain the relevant approval or to carry out additional checks. If you have any doubts how a potential transaction should be treated please contact Corporate Secretariat before you or your PCA undertake any transaction.

All trades in Schroders plc shares need to be notified within 2 business days of executing the trade.

2.5	Schroders Closed Ended Funds

Pre-clearance through My Compliance is required for transactions in Schroder managed listed investment trusts. Additional clearance is required from the Investment Trust Company Secretary (which is sought via My Compliance) and Closed Periods apply to relevant members of Staff.

2.6	Schroders Open Ended Funds

No pre-clearance is required for trades in Schroder open ended funds except for some Investment staff (see 4.4), but all transactions need to be reported via My Compliance within 5 business days of execution.

2.7	Non-Schroder Open Ended funds

Investment in non-Schroder open ended funds which are authorised for distribution to the public in the Staff member’s country do not require pre-clearance or reporting, whether held within a tax wrapper (such as an ISA or pension plan) or not.

However, Access persons subject to the US Code of Ethics are required to report all non-US open ended funds as part of their initial, quarterly and annual disclosures.

3	Dealing Restrictions – All Staff
3.1	Stop List

If securities are on the Stop List, Staff will be refused permission to deal. This is normally because one or more employees of the Group are in possession of potentially price-sensitive, confidential information.

3.2	Dealing in Schroders plc shares

Transactions in Schroders shares are prohibited during Closed Periods as well as in Restricted Periods when a staff member is an insider in relation to Schroders shares. The specific restrictions and the definition of these periods are set out in Appendix 2.

3.3	Where the Group holds more than 10 per cent.

Where Schroders holds more than 10 per cent. of the issued share capital of a company, on behalf of clients or itself, staff will be refused permission to purchase equity investments. This is because regulatory and reputational risks are deemed higher, as the Group is more likely to be in possession of, or exposed to confidential information.

Exceptions to this rule are:

•	Open ended Schroder managed funds
•	Closed ended Schroder managed investment trusts

•	If pre-emption rights are compromised, e.g. in the case of public rights issues, in which case Compliance should be consulted.

Disposal of such an investment is permitted. However, staff (in particular Investment staff, with knowledge of, or dealings with, the company or its senior management) should take great care in timing these disposals in accordance with the governing principles of the Policy.

3.4	Minimum Holding Period

Staff should not engage in personal account dealing activity for short-term speculative purposes. Permissible Investments (listed in Section 6 of this Appendix), irrespective of whether they require pre-clearance or reporting, must be held for a minimum of 60 calendar days. The only exception is for money market funds, for which the 60 day holding period does not apply. Please refer to Section 6 of this Appendix for details.

The use of Stop Loss limits within the 60 day period is permitted if the details are disclosed at the time of the pre-clearance request.

Other derogations may be exceptionally agreed with Compliance (e.g. in cases of personal hardship).

Schroders plc shares purchased in the market (rather than forming part of a remuneration award) are subject to a one-year holding period.

3.5	Pending Client Orders

Checks will be made in My Compliance as to whether there are any pending client orders. Factors which are taken into consideration within My Compliance in responding to a pre-clearance request include:

•	The size of the trade request (and the cumulative value of other trades in the investment in the prior 60 days)
•	Whether the trade request relates to a ‘Small Cap’ stock (typically market capitalisation of £2 billion or less)
•	Whether the staff member is ‘Higher Risk’.

Executed transactions are also subject to post-trade monitoring against client trading activity and explanations may be requested from Staff in relevant cases of correlation.

3.6	Remuneration Awards - Hedging

Personal hedging is prohibited for restricted or unvested remuneration awards that reflect deferred compensation in shares, or equivalent. This includes Share or Fund Awards that employees receive as part of their performance-based remuneration under our Equity Compensation Plan, Equity Incentive Plan or Long-Term Incentive Plan.

Any use of financial products to protect against or limit the risk associated with deferred remuneration awards is prohibited. This includes short sales, puts, calls or other types of financial instruments (including but not limited to variable forwards contracts, and collars) which are based on the value of Schroders shares, funds, or other securities granted to, or held directly or indirectly by such employee as part of their performance-based remuneration.

Hedging of any currency risk that may be associated with a Share or Fund Award or other employee compensation is permitted.

If an employee breaches this rule, they may be liable to forfeit all or part of their restricted or unvested awards.

3.7	Clearance period and lapsed approvals

After pre-clearance has been received from My Compliance, it will be valid until market close on the following business day (where market refers to the exchange(s) that the security is traded on) unless otherwise stated, and PA dealing may only take place in that timeframe (except, for example, in the case of applications for IPOs, where clearance will apply until allocation).

Unexecuted trade approvals should be cancelled by the Staff member in My Compliance at the earliest opportunity.

4	Additional restrictions for Higher Risk Staff

In addition to the requirements in Sections 2 and 3, the following rules are also applicable to Higher Risk Staff:

4.1	Pending Client Orders

Restrictions set within My Compliance are greater for Higher Risk staff on approving the buying or selling of financial instruments where the instrument is pending client order execution. In addition to the factors in 3.5, the decision will also take into consideration whether the instrument is within the investment universe of an Investment employee.

4.2	Proximity to Client Trades

Buying or selling financial instruments up to 5 business days after client trades is generally restricted. Determining factors include:

•	Whether the instrument is within the Investment Universe (see 4.3 below) of an Investment employee
•	The size of the personal trade request (and the cumulative value of other trades in the investment in the prior 60 days).

This is because regulatory and reputational risks regarding conflicts of interest are higher when PA dealing is undertaken in close proximity to dealing on behalf of clients.

Buying or selling financial instruments up to 5 business days before client trades is prohibited where the employee has knowledge of the Group’s intention to trade on behalf of a client and such trading may have an impact on the price of the instruments, even where approval through My Compliance is received. This may be subject to post-trade compliance monitoring.

4.3	Trades in own Investment Universe

Investment Staff are required to inform Compliance via the My Compliance system when a trade request is within their own Investment Universe, irrespective of the size of the request.

Investment Universe includes investments in relation to which the individual or others on the same desk have undertaken research or analysis on the security or issuer as part of that desk’s coverage, whether or not it has been held in a client portfolio, in the last 12 months; or in the case of dealers, within the dealing desk’s scope of responsibility.

4.4	Trades in own managed funds

Investment Staff are required to inform Compliance via the My Compliance system when a trade request is in a fund managed by their desk, irrespective of the size of the request.

Proposed trades exceeding £20,000 in the above are subject to review by Compliance.

4.5	Access Persons

If you have been advised by Compliance that you are an ‘Access Person’ associated with our SEC regulated entities (currently SIMNA Ltd and our SEC regulated US based entities) and hence subject to the US Code of Ethics policy, the following additional requirements will apply:

Pre-Clearance

In addition to Group policy requirements for all employees (see Section 6 of this appendix), dealing in Index tracking Exchange Traded Funds (ETFs) also requires pre-clearance in
My Compliance.

Covered Accounts

A “Covered Account” under the Code of Ethics requirements is an account in which Permissible Investments (as set out in Section 6) are owned by you or any of your PCAs.

Trade Reporting Requirements

In addition to the post-trade reporting as set out in Section 5, Access Persons are also required to report

•	Non-Schroder Open Ended Funds, authorised for distribution to the public in the Staff member’s country (UCITS funds in Europe), excluding open ended exchange traded funds, within five business days; and
•	Subsequent transactions in regular savings plans for which the initial transaction has been pre-cleared require reporting in the Quarterly Reports (see below).

The reporting obligation may be discharged by arranging with their brokers/agents to report the transaction via an established automated feed into My Compliance.

Initial Declaration

No later than 10 days after being advised that they are subject to the Code, each Access Person must report each Permissible Investement they own in My Compliance or if agreed with Compliance, provide a list of their investments (as defined below).

The information provided, which must be current as of a date no more than 45 days prior to the date such person became an Access Person, must include the title of the security, at least two of exchange ticker symbol, ISIN, CUSIP orSedol number of shares owned (for equities), and principal amount (for debt securities). The Access Person must also provide information regarding the name of the broker, dealer or bank with whom the employee maintains an account in which any securities are held for the direct or indirect benefit of the employee, and set these accounts up in My Compliance.

Quarterly Reports

No later than 30 days after the end of each calendar quarter, each Access Person must confirm that all transactions in Permissible Investments, including for the avoidance of doubt Schroder Funds and Reportable Funds for which pre-clearance was not required, in the quarter have been reported in My Compliance and make any additions/amendments in the system as necessary. Access Persons are requried to confirmation of these transactions through an attestation in My Compliance.

Annual Reports

Within 45 days after the end of the calendar year, each Access Person must confirm all holdings in Permissible Investments for their covered accounts as at 31 December in My Compliance. Access Persons are requried to confirmation of these transactions through an attestation in My Compliance.

5	Post Trade Reporting
5.1	Reporting to Compliance

Post-trade reporting to Compliance is required for:

•	All trades for which pre-clearance is required
•	Schroder open ended funds
•	ETFs and derivatives not required to be pre-cleared
•	Government bonds
•	Unquoted shares, Enterprise Investment Schemes

Once a trade is executed, the individual must confirm the trade details in the My Compliance system within 5 business days (2 business days for Schroders plc shares see Appendix 2). Compliance recommends that you arrange for your broker or platform to provide this directly to Compliance. If you have an account with a broker which provides an automated feed (see the list of automated brokers in My Compliance) you can and are strongly advised to contact Compliance regarding setting up automated feeds which will execute the reporting on those accounts on your behalf.

All Schroders corporate SIPPs through Hargreaves Lansdown should be set up for automatic reporting (UK only). Any trades undertaken through the Computershare employee share plan portal will be reported automatically.

If you do not have an account with an automated broker, you are required to complete all trade reporting in My Compliance within 5 business days of the trade and at the same time provide Compliance with a paper or electronic proof of executing the transaction (e.g. contract note).

5.2	Reporting of PA Dealing to Management

The relevant Asset Class Head will be notified at the time of clearance of requests by relevant Investment staff that exceed £25,000 if:

•	The instrument is within the Investment Staff member’s eligible Investment Universe; or
•	The instrument is a fund managed by an individual’s own Investment desk.

In addition, all Staff and their PCAs are regarded as consenting to ongoing reporting of transactions to senior management when they submit their pre-clearance requests or report trades.

This reporting may be exceptional or routine, and refer to pre-clearance requests, PA dealing approvals, reporting or trades executed.

6	Permissible Investments
Financial instrument (including new issues)	Permissible (subject to clearance where required)?	Pre-clearance required - all transactions required to be checked against Stop List and, where applicable, the 10% Shareholding List and related requirements	Post trade reporting by broker, Staff member or PCA to Compliance required within 5 business days	Required holding period of 60 calendar days (but frequent trading discouraged for all instruments)
Shares (including ADRs, GDRs and transferable rights)	Yes	Yes	Yes	Yes
Private equity[1]	Yes	Yes	Yes	Yes
Other unquoted shares	Yes	No	Yes	Yes
Crowd funding – Non-lnvestment based and loan-based[2]	Yes	No	No	Yes
Crowd funding – investment based (shares & debentures)[3]	Yes	Yes	Yes	Yes
Initial Public Offerings (IPOs)	Yes	Yes	Yes	Yes
Non-discretionary dividend reinvestment transactions and corporate action elections for which formal public documents are issued[4]	Yes	No	No	Yes
Schroders plc shares See Appendix 2	Yes	Yes	Yes (reporting required within 2 days)	Yes (minimum one year)
Hedging remuneration awards	No (with the exception of currency)	N/A	N/A	N/A
Hedging - any other type – see the relevant security in this table for their respective rules	Yes	N/A	N/A	N/A

Government or Supra-national Bond	Yes	No	Yes	Yes
Corporate Bond	Yes	Yes	Yes	Yes
Convertible Bond	Yes	Yes	Yes	Yes
Structured Notes	Yes	Yes	Yes	Yes
Asset/mortgage/ credit backed securities	Yes	Yes	Yes	Yes
Non-Schroder Open Ended Funds, authorised for distribution to the public in the Staff member’s country (UCITS funds in Europe), excluding open ended exchange traded funds	Yes	No	No (Post trade reporting within 5 business days required for Access Persons)	Yes
Index tracking Exchange Traded Funds (ETFs)	Yes	No (Pre-clearance required for Access Persons)	Yes	Yes
Other non-Schroder Open Ended Funds	Yes	No	Yes	Yes
Non-Index tracking ETFs	Yes	Yes	Yes	Yes
Enterprise Investment Schemes (UK only)	Yes	No	Yes	Yes
Schroder Open Ended Funds	Yes	No	Yes	Yes
Schroder Money Market Funds	Yes	No	No	No
Non-Schroder Closed Ended Funds (e.g. UK Investment Trusts and VCTs)	Yes	Yes	Yes	Yes
Schroder Closed Ended Funds (UK Investment Trusts)	Yes	Yes	Yes	Yes
Derivatives linked to major market indices	Yes	No	Yes	Yes
Options (call/put)	Yes	Yes	Yes	Yes (except for hedging)
Writing Uncovered Options (incl. options on currency and on interest rate)	No	N/A	N/A	N/A

Writing Covered Options (incl. options on currency and on interest rate)	Yes	Yes	Yes	Yes (except for hedging)
Futures (buying/selling)	Yes	Yes	Yes	Yes (except for hedging)
Swaps (Equity, Credit, Interest Rate, Currency)	No3	N/A	N/A	N/A
Contract for Differences or spread bets linked to a security, commodity or other financial instrument	Yes	Yes	Yes	Yes
Forward Interest Rate Agreements	No[5]	N/A	N/A	N/A
Warrants	Yes	Yes	Yes	Yes
Spot and Forward FX[6], Gold and financial investments referencing gold	Yes	No	No	No
Financial investments referencing other physical commodities	Yes	Yes	Yes	Yes

7	Applicable Accounts
Account type	Applicable/Not Applicable under these rules	Additional considerations
Any execution only or advisory accounts (including spread-betting accounts)	Applicable	Includes any accounts where the Schroders Staff member or their PCAs have any discretion in managing their financial affairs
ISAs including Junior ISAs (UK only)	Applicable	Includes any accounts where the Schroders Staff member or their PCAs have any discretion in managing their financial affairs
Schroders Corporate Hargreaves Lansdown (HL) SIPP (UK only)	Applicable	All HL SIPPs are required to be set up for automatic reporting through HL.
Any other SIPPs (UK only)	Applicable
Trusts in respect of which a member of Staff is a beneficiary, and/or a trustee or an adviser	Applicable
Schroders Corporate pensions, Defined Contribution and Defined Benefit pension schemes and any other pension schemes (excluding the above)	Not Applicable
Discretionary managed accounts (accounts where full discretion has been given to a third party to manage)	Not Applicable if declared	All Discretionary managed accounts need to be declared in My Compliance. If the accounts are not declared, they are considered to be covered by the policy in full. including pre-clearance and reporting of all relevant investments.
ECP Fund awards or other forms of deferred compensation with the exception of awards or options over Schroder shares	Not Applicable

8	Local PA Dealing Rules

Local rules apply instead of, or in addition to, these PA Dealing Rules, as set out in the local rules, to Staff in:

  ‘Access Persons’ subject to US Code of Ethics (in the UK associated with SIMNA Limited)
  Australia
  Brazil
  Hong Kong
  Indonesia
  Japan
  Korea
  Singapore
  Switzerland
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APPENDIX 2
Personal Account Dealing Rules in relation to Schroders Shares

1	Application

The rules apply to transactions in Schroders shares for all Staff, and their Persons Closely Associated (‘PCAs’) globally. For the purpose of the ‘PADealing Rules in relation to Schroders shares’, “Staff” includes non-executive Directors of Schroders Group companies

Specific rules applicable to Directors of Schroders plc and their PCAs are also set out in sections 5 and 6. A summary of the scope of these rules is included on page 26.

The following restrictions apply to all Staff:

•	Pre-clearance must be obtained via My Compliance in advance of all dealings in Schroders shares (i.e. to buy, sell, lend or enter into any arrangement linked to the value of Schroders shares).
•	All transactions are prohibited during Closed Periods.
•	If you are on an insider list, pre-clearance will not be given during the relevant Restricted Period.
•	Whether or not you have pre-clearance, you must not deal if you have any inside information.
•	You cannot deal on short term considerations (the minimum holding period for Schroders shares is one year).
•	You must keep confidential the fact that you are intending to deal or that you have applied for pre-clearance, and, if it is refused, that this was the case.
•	Dealings relating to options in Schroders shares such as traded options, contracts for difference, spread betting and short selling are prohibited.

Notwithstanding the above restrictions, where a transaction is being undertaken on your or your PCA’s account during an open period under a discretionary arrangement with a third party investment manager that has been declared in My Compliance, or where you are the potential beneficiary of a discretionary trust, then pre-clearance is not required to be obtained. However, the notification requirements in section 6 must be adhered to.

If you are in doubt whether a proposed transaction in Schroders shares constitutes insider dealing or market abuse or about any aspect of these rules as they apply to Schroders plc shares, you should contact Corporate Secretariat (on +44 (0) 20 7658 5807 or +44 (0) 20 7658 6942) before undertaking any transaction.

If you think you or your PCA may be in breach of these rules at any time please notify Corporate Secretariat before taking any other action.

2	Prohibited Periods

Closed Periods and Restricted Periods are Prohibited Periods. You may not transact in Schroders shares during Closed Periods or if you have been advised your name is on an insider list and you are therefore a Restricted Person and in a Restricted Period.

Closed Periods are the period of 30 days immediately before an announcement of Schroders plc's Quarterly, Half-Year or Full Year Results, or if longer, the period from the end of the financial period until the announcement of Schroders plc's Quarterly, Half-Year or Full Year Results.

Restricted Periods are any period, other than a Closed Period, when there exists inside information in relation to Schroders plc or Schroders shares. In these cases, Restricted Persons are advised of his or her name being included on an insider list and the obligations and restrictions imposed upon them.

3	Transactions

During a Closed Period, Staff, their PCAs and their discretionary investment managers must not conduct any transactions for the account of the Staff member or any of their PCAs, directly or indirectly, relating to Schroders plc shares or debt instruments or to deriviatives or other financial instruments linked to them. Staff and their PCAs must not also conduct any transactions for the account of a third party.

Transactions outside of a Closed Period which require pre-clearance and are notifiable to the Company include the following:

•	any acquisition (including the exercise of any option under the Equity Compensation Plan, Equity Incentive Plan, Long Term Incentive Plan and Restricted Growth Share Plan (Share-Based Deferred Awards)) or disposal, or agreement to acquire or dispose, of Schroders shares whether through a recognised stock exchange or by private off-market dealings;
•	any acquisition or disposal in an investment fund or unit trust containing Schroders shares where the value of Schroders shares constitutes greater than 20 per cent. of the fund or trust’s value;
•	transactions in Schroders shares executed by a third party under an individual portfolio or asset management mandate on behalf of or for the benefit of the Staff member. This does not incude discretionary arrangements with third party investment managers notified in My Compliance;
•	entering into a contract (including a contract for difference and spread betting) the purpose of which is to secure a profit or avoid a loss by reference to fluctuations in the price of Schroders shares;
•	the grant, acceptance, acquisition, disposal, exercise or discharge of any option, other than an option under the Share-Based Deferred Awards, (whether for the call, or put or both) to acquire or dispose of any Schroders shares;
•	entering into or terminating, assigning or novating any stock lending agreement in respect of Schroders shares;
•	using as security, or otherwise granting a charge, lien or other encumbrance over Schroders shares;
•	any transaction, including a transfer for nil consideration, or the exercise of any power or discretion effecting a change of ownership of a beneficial interest in Schroders shares;
•	any other right or obligation, present or future, conditional or unconditional, to acquire or dispose of any Schroders shares;
•	investment into an ISA or divestment from an ISA where Schroders shares will be acquired through the ISA or disposed of through the ISA (including any acquisitions or disposals of Schroders shares through a 'self-select' ISA) where a Staff member retains control of the investment decisions;
•	Dealings by Staff acting as sole trustee of a trust or acting as trustee on their own account; and
•	Gifts and donations made or received, and inheritance received, in the form of Schroders shares

This list is not exhaustive. Should you be in any doubt as to how a particular transaction should be treated, you should contact Corporate Secretariat before undertaking any such transaction.

4	Unrestricted Actions

Transactions for which no clearance or notification is required are set out as follows:

•	dealings where the beneficial interest in Schroders shares does not change;
•	transfers of shares into a savings scheme investing in Schroders shares following the release of shares from the SIP;
•	with the exception of a disposal of Schroders shares received as a participant, dealings in connection with the SIP;
•	the cancellation or surrender of an option under a Share-Based Award Scheme;
•	transfers of Schroders shares already held by means of a matched sale and purchase into a saving scheme or into a pension scheme in which the Staff member is a participant or beneficiary;
•	an investment in a scheme or arrangement (other than where the investment in Schroders shares constitutes greater than 20 per cent. of the arrangement’s value) and where the assets of the scheme or arrangement are invested at the discretion of an independent third party;
•	dealings in the units of an authorised unit trust or in shares in an open-ended investment company which holds Schroders shares (other than where the investment in Schroders shares constitutes greater than 20 per cent. of the arrangement’s value).

5	Persons Closely Associated (‘PCAs’) and Investment Managers

During any Closed Period, a Staff member must seek to prohibit any dealings in Schroders shares by or on behalf of a PCA or by an investment manager on his or her behalf or on behalf of a PCA where he or she or any PCA has funds under management with that investment fund manager, whether or not discretionary (except for transfers of shares into a savings scheme investing in Schroders shares following the release of shares from the SIP, purchases made in connection with the SIP or the re-investment of dividends under a standing instruction. Schroders plc Directors are not permitted to particpate in a dividend re-investment arrangement during a Closed Period).

Staff members must advise all his or her PCAs and investment managers acting on his or her behalf:

•         of Schroders plc's Closed Periods during which they cannot deal in Schroders Shares;

•         that with the exception of discretionary arrangements, clearance to deal in Schroders shares is required prior to all transactions; and

•         that the investment manager or PCA must advise Corporate Secretariat or the staff member immediately after they have dealt in Schroders shares.

Staff members should not alert their PCAs or investment managers of Restricted Periods which are determined by the Staff member’s access to Inside Information.

Staff members must take reasonable steps to prevent any dealings in Schroders shares by or on behalf of any PCA on considerations of a short term nature.

6	Notification of Transactions

Once a trade is executed, Staff must confirm the trade details in the My Compliance system within two business days. Any trades undertaken through the Computershare employee share plan portal will be reported automatically.

For Directors of Schroders plc and their PCAs, once a notifiable transaction is executed, they must confirm the transaction details to the Group Company Secretary within two business days of the transaction date. The transaction details must be in the form prescribed in Schedule 1 to this Policy. On receipt of the completed form, Schroders Corporate Secretariat will make the necessary announcement and submit the form to the Financial Conduct Authority on the Director’s or PCA’s behalf.

It is also a requirement that Directors of Schroders plc notify their PCAs and investment managers in writing of these notification obligations and retain a copy of the notification letter.

A copy of the notification form in Schedule 1 is available from Schroders Corporate Secretariat.

7	What this means in practice

Trading Plans

  Directors of Schroders plc may not participate in trading plans during a Prohibited Period.
  Directors’ PCAs must not participate in trading plans during a Closed Period.
  Changes to trading plan instructions may not be given during a Prohibited Period except in the case of Directors of Schroders plc (for PCAs during a Closed Period), to prevent a transaction from taking place.

Schroders Share Incentive Plan (SIP)

  Staff may join the SIP during a Prohibited Period (Directors of Schroders plc and employee insiders may not).
  Changes to SIP instructions may be given during a Prohibited Period (Directors of Schroders plc and employee insiders may not).
  Clearance to Deal is required prior to any subsequent dealing, such as a sale of shares, in any Schroders shares acquired through the SIP. This will not be granted during a Prohibited Period.

Dividend Reinvestment Plan (DRIP)

  Staff may not join or leave the DRIP during a Prohibited Period. Directors of Schroders plc may not participate in the DRIP during a Prohibited Period.
  No changes to DRIP instructions may be given during a Prohibited Period
•	Clearance to Deal is required prior to any subsequent dealing in any Schroders shares acquired through the DRIP. This will not be granted during a Prohibited Period.

Share-Based Deferred Awards (e.g. ECP, EIP and LTIP)

  Pre-clearance is required prior to the exercise of awards.
  No exercises of awards are permitted in a Prohibited Period.

  Once an award has been exercised the rules also apply to the resultant Schroders shares.
  A deemed exercise taking effect during a Prohibited Period will be delayed until the end of the Period. Pre-clearance will be granted in respect of Schroders shares acquired by way of a deemed exercise provided it is not during a Prohibited Period.
  Provided pre-clearance has been obtained, the Employee Benefit Trust (or any other nominee) will transfer Schroders shares to beneficial owners on exercise of awards, deemed exercises or when restrictions end.
  You may cancel or surrender an award at any time without pre-clearance.

Schedule 1

Notification Template

1.	Details of the Restricted Person / person closely associated with them (“PCA”)
a)	Name
2.	Reason for the notification
a)	Position / status
3.	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument
b)	Nature of the transaction
c)	Price(s) and volume(s)
d)	Aggregated information Aggregated volume Price
e)	Date of the transaction
f)	Place of the transaction

Summary of dealing restrictions in Schroders plc shares for plc Directors and their PCAs

	Clearance to deal required	Open Period	Closed Period	Restricted Period	Notification required
Plc Director (acting on own behalf)	✓	✓	×	×	✓
PCA (acting on own behalf)	✓	✓	×	✓	✓
Discretionary investment manager (acting on behalf of plc Directors or PCAs)	×	✓	×	✓	✓
Independent trust arrangement (where plc Directors or PCAs are beneficiaries)	×	✓	×	✓	✓
Dividend Reinvestment Plan (DRIP) [7]	✓	✓	✓	✓	✓
Share Incentive Plan (SIP) [8]	✓	✓	✓	✓	✓
Trading plans (in relation to plc Directors) [9]	✓	✓	×	×	✓
Trading plans (in relation to PCAs) [10]	✓	✓	×	✓	✓
Collective Investment Vehicle / Unit Trust) (in relation to the plc Directors and PCAs) [11]	×	✓	✓	✓	✓

Key: ✓ = Dealing permitted × = Dealing not permitted

[1] “Private equity” in this context means investments or special purpose vehicles arranged by private equity firms or financial advisers that are not publicly traded.

[2] Non-investment based Crowd funding includes a) donation-based crowdfunding (people give money to enterprises or organisations they want to support pre-payment) and b) rewards-based crowdfunding (people give money in return for a reward, service or product such as concert tickets, an innovative product, or a computer game). Loan-based crowdfunding, also known as ‘peer-to-peer lending’, is where consumers lend money in return for interest payments and a repayment of capital over time.

[3] Investment-based crowd funding, where the investment is directly or indirectly in new or established businesses by buying investments such as shares or debentures. Depending on the nature of the investment, the pre-clearance and reporting requirement will be assessed by Compliance on a case-by-case basis.

[4] This includes dividend reinvestment plans, scrip issues, scrip dividends, tender offers, taking up rights issues (although permission is required to sell rights)

[5] For hedging, please contact Compliance.

[6] These include electronic currencies such as bitcoin.

[7] Clearance to deal is required prior to any subsequent dealing in any Schroders shares acquired through the DRIP.

[8] Clearance to deal is required prior to any subsequent dealing, such as a sale of shares in any Schroders shares acquired through the SIP. During a closed period and restricted period, Staff may join the SIP and make changes to SIP instructions but Directors of Schroders plc may not.

[9] Clearance is required to permit a Director to enter into a trading plan. However, after such clearance has been given purchases of the Company’s shares under such a programme do not require clearance. Note that purchases are not permitted during a closed period and/or restricted period.

[10] Clearance is required to permit a PCA to enter into a trading plan. However, after such clearance has been given purchases of the Company’s shares under such a programme do not require clearance. Note that purchases are not permitted during a closed period.

[11] If the value of Schroders’ shares within this vehicle does not constitute greater than 20 per cent. then no preclearance or notification is required.